Exhibit A to Schedule 13G
Joint Filing Agreement
Pursuant to Rule 13d-1(k)

The undersigned persons (the “Reporting Persons”) hereby agree that a joint statement on this Schedule 13G be filed on their behalf by ING Groep N.V.

Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Dated: August 27, 2026

ING GROEP N.V.

	By:	/s/ Andreea Albu
	Name:	Andreea Albu
	Title:	Authorized Representative

	By:	/s/ Ioana Adriana Barbu
	Name:	Ioana Adriana Barbu
	Title:	Authorized Representative

ING CAPITAL MARKETS LLC

	By:	/s/ Tyrel Tugade
	Name:	Tyrel Tugade
	Title:	Managing Director

	By:	/s/ Anthony Masciangelo
	Name:	Anthony Masciangelo
	Title:	Director